Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Victoria Whitney (651) 250-4724
Andrew Pearson (651) 250-3654

ECOLAB ANNOUNCES RECORD FOURTH QUARTER AND STRONG 2026 OUTLOOK

REPORTED DILUTED EPS $1.98; ADJUSTED DILUTED EPS $2.08, +15%

2026 ADJUSTED DILUTED EPS OUTLOOK: $8.43 - $8.63, +12% - 15%

FOURTH QUARTER HIGHLIGHTS

●	Ecolab delivered another quarter of strong double-digit EPS growth, driven by accelerating organic sales growth across most businesses and robust operating income margin expansion.
●	Reported sales $4.2 billion, +5%. Organic sales +3%, led by accelerating growth in Food & Beverage, Pest Elimination and Life Sciences, and continued strong growth in Specialty and Global High-Tech. This accelerating performance more than offset a combined 2% headwind from basic industries, Paper and a short-term impact from lower distributor inventories in Institutional.
●	Reported operating income margin 17.0%. Organic operating income margin increased 140 bps to 18.5%.
●	Reported diluted EPS $1.98, +19%. Adjusted diluted EPS $2.08, +15%.

OUTLOOK

●	2026: Expect adjusted diluted EPS in the $8.43 to $8.63 range, +12% to 15%. This outlook includes an approximate $0.13 per share impact from non‑cash amortization related to the acquisition of Ovivo Electronics.
●	1Q 2026: Expect adjusted diluted EPS in the $1.67 to $1.73 range, +11% to 15%.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2025	2024	Change	2025	2024	Change
Net sales	$4,196.0	$4,005.2	5%	$4,192.3	$4,005.2	5%
Operating income	712.0	582.8	22%	787.2	688.2	14%
Net income attributable to Ecolab	563.9	472.9	19%	591.0	516.6	14%

Diluted earnings per share attributable to Ecolab	$1.98	$1.66	19%	$2.08	$1.81	15%

	Organic		%
	2025	2024	Change
Net sales	$4,001.8	$3,887.6	3%
Operating income	741.1	663.7	12%

ST. PAUL, Minn., February 10, 2026

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “2025 was a record year for Ecolab with record sales, operating income margin, EPS, and free cash flows. We finished the year with very strong momentum, delivering adjusted diluted EPS growth of 15% in the fourth quarter. This strong performance was fueled by accelerating organic sales growth across most businesses and significant operating income margin expansion. I’m incredibly proud of our team and all they achieved this year. They delivered unmatched customer value and brought breakthrough innovation to market while advancing our One Ecolab growth strategy. Underlying organic sales grew mid-single digits, excluding a combined 2% headwind from basic industries, Paper and an unexpected short-term impact from distributor inventory reductions in Institutional. We expect the distributor inventory impact to largely normalize in the first quarter of 2026, with pressures in basic industries and Paper progressively easing over the next few quarters. Combined with strong new business wins and continued momentum across our growth engines, we expect volume growth to get back to 1% as we exit the first quarter, with growth accelerating further as the year progresses. Overall, our record performance in 2025 underscores the strength and resilience of both our portfolio and our people, and the power of our best-in-class customer value proposition.

“Looking ahead, I am very confident in our ability to deliver continued strong performance in 2026. We are driving better-than-expected savings from our One Ecolab productivity initiatives and now anticipate annualized savings to increase from $225 million to $325 million by 2027. The recent acquisition of Ovivo Electronics ultrapure water business is off to a great start. This business further strengthens our Global High-Tech business, creating an end-to-end water circularity offering for microelectronics customers and doubles the size of one of our most significant growth engines. Including the acquisition of Ovivo Electronics, we expect reported sales to increase 7% to 9% and organic sales to increase 3% to 4% in 2026, with organic growth accelerating through the year.  With this, along with 100 to 150 basis points of operating income margin expansion, we expect to deliver 14% to 16% growth in adjusted operating income, 12% to 15% growth in adjusted diluted EPS and continued strong returns for shareholders.”

Fourth Quarter 2025 Consolidated Results

Ecolab’s fourth quarter reported sales increased 5%. Organic sales increased 3% when compared to the prior year. Ecolab Digital sales increased 24% to $99 million, with double-digit growth across both software and enabling hardware subscriptions.

Fourth quarter 2025 reported operating income increased 22% including the impact of special gains and charges and the impact of the Ovivo Electronics acquisition. Organic operating income increased 12%, as solid sales growth and improved productivity were partially offset by growth-oriented investments in the business.

Reported other income in the fourth quarter of 2025 was stable. Reported net interest expense increased $3 million reflecting the impact of interest expense on debt used to fund the Ovivo Electronics acquisition.

The reported income tax rate for the fourth quarter of 2025 was 13.9% compared with the reported rate of 10.3% in the fourth quarter of 2024. Excluding special gains and charges, discrete tax items, and the impact of the Ovivo Electronics acquisition, the adjusted tax rate for the fourth quarter of 2025 was 19.4% compared with the adjusted tax rate of 18.2% in the fourth quarter of 2024. The higher adjusted tax rate reflected changes in geographic income mix.

Reported net income increased 19% versus the prior year. Excluding the impact of special gains and charges, discrete tax items and the impact of the Ovivo Electronics acquisition, adjusted net income increased 14% versus the prior year.

Reported diluted earnings per share increased 19% versus the prior year. Adjusted diluted earnings per share increased 15% when compared against the fourth quarter of 2024.

Currency translation had a $0.05 favorable impact on earnings per share in the fourth quarter of 2025.

Ecolab repurchased approximately 1.5 million shares of its common stock during the fourth quarter of 2025.

Fourth Quarter 2025 Segment Review

Global Water

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$2,017.4	$1,967.6	3%	2%
Operating income	361.6	350.2	3%	3%
Operating income margin	17.9%	17.8%
Organic operating income margin	18.0%	17.8%

Public currency
Sales	$2,124.1	$2,034.5	4%
Operating income	388.4	365.5	6%

The Global Water segment includes Light and Heavy, Food & Beverage, and Paper

Fixed currency sales increased 3% and organic sales increased 2%. Underlying sales grew mid-single digits excluding basic industries and Paper. Light & Heavy’s growth was led by double-digit growth in Global High-Tech, improved growth in downstream and solid gains in manufacturing, which more than offset softer sales in basic industries. Robust new business gains in Food & Beverage, which leveraged our One Ecolab growth strategy, drove a further acceleration in sales growth. Lower Paper sales reflected new business wins that were more than offset by soft customer production rates. Organic operating income increased 3% as solid underlying performance was partially offset by softer Paper and basic industries volumes and growth investments. Water’s organic operating income growth is expected to accelerate in the first quarter of 2026.

Global Institutional & Specialty

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$1,499.0	$1,458.7	3%	3%
Operating income	334.8	287.7	16%	16%
Operating income margin	22.3%	19.7%
Organic operating income margin	22.4%	19.7%

Public currency
Sales	$1,548.1	$1,488.7	4%
Operating income	344.8	293.4	18%

Fixed currency sales and organic sales both increased 3%. Underlying sales growth was consistent with prior quarters, excluding a short-term impact from lower distributor inventories, which does not reflect a change in end customer demand. Distributor inventory impacts are expected to largely normalize in the first quarter of 2026. Institutional’s underlying performance reflected good growth with hospitality customers and modestly higher sales to hospitals. Specialty delivered continued strong sales growth, driven by robust new business wins and continued value pricing. Organic operating income increased 16%, as strong value pricing and improved productivity were partially offset by the impact of lower distributor inventories.

Global Pest Elimination

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$307.2	$287.9	7%	7%
Operating income	62.4	42.7	46%	46%
Operating income margin	20.3%	14.8%
Organic operating income margin	20.4%	14.8%

Public currency
Sales	$316.5	$293.8	8%
Operating income	64.7	44.2	46%

Fixed currency sales and organic sales both accelerated to 7%. Strong organic sales growth was led by robust gains in food & beverage, restaurants, and food retail, which continue to benefit from our One Ecolab growth strategy. Organic operating income increased 46% as strong sales growth, improved productivity, and a comparison to costs last year associated with an unfortunate and unusual spike in accidents were partially offset by growth-oriented investments, including pest intelligence.

Global Life Sciences

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2025	2024	% Change	% Change

Fixed currency
Sales	$191.4	$179.7	7%	7%
Operating income	32.6	31.6	3%	3%
Operating income margin	17.0%	17.6%
Organic operating income margin	17.0%	17.6%

Public currency
Sales	$207.3	$188.2	10%
Operating income	38.6	34.1	13%

Fixed currency and organic sales growth both accelerated to 7% as continued double-digit growth in bioprocessing and strong growth in pharmaceutical & personal care overcame ongoing capacity constraints within Life Sciences’ industrial water purification business. Organic operating income increased 3%, as strong sales growth, lower supply chain costs and improved productivity overcame growth-oriented investments in the business, including higher performance-based compensation. Life Sciences’ current mid-teens organic operating income margin reflects strong underlying profitability and continued investments in breakthrough innovation, global capabilities, and capacity to unlock this very attractive, long-term growth opportunity.

Corporate

(unaudited)	Fourth Quarter Ended December 31
(millions)	2025	2024

Public currency
Corporate operating expense
Nalco and Purolite amortization	$49.8	$49.0
Special (gains) and charges	74.7	105.4
Total Corporate operating expense (income)	$124.5	$154.4

Fourth quarter of 2025 corporate segment includes:

●	amortization expense of $28 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets

●	special gains and charges were a net charge of $75 million, primarily related to One Ecolab and costs related to the acquisition of Ovivo Electronics

Special gains and charges for the fourth quarter of 2024 impacting operating expense were a net charge of $105 million primarily related to restructuring costs.

In February 2026, Ecolab expanded the One Ecolab initiative and now expect to realize total annualized savings of approximately $325 million by 2027 as the leverage of AI and digital technologies drive stronger benefits. As part of this program, Ecolab expects to incur pre-tax charges of approximately $425 million by the end of 2027, which are expected to primarily be cash expenditures for severance costs relating to team realignment.

Business Outlook

2026

Secular growth trends in water, hygiene, infection prevention, and digital technologies continue to fuel resilient, long-term demand for Ecolab’s innovative technologies and services. Strong momentum in Ecolab’s growth engines, which include Life Sciences, Pest Elimination, Global High-Tech and Ecolab Digital, is expected to continue. Ecolab’s investments in these areas position the company well to capitalize on these attractive long-term high-growth, high-margin opportunities.

In the near-term, the global operating environment remains unpredictable, including constantly evolving geopolitics and international trade policy, which are impacting end-market demand. Ecolab’s team has demonstrated it can adjust quickly to deliver high performance in almost any environment, which is why even with these dynamic macroeconomic conditions, Ecolab’s confidence in its performance trajectory remains strong. The company will stay focused on outperforming its end markets by delivering best-in-class value to customers, leveraging its One Ecolab growth strategy and its record breakthrough innovation pipeline. Including the acquisition of Ovivo Electronics, Ecolab expects reported sales to increase 7% to 9% and organic sales to increase 3% to 4% in 2026, with organic growth accelerating through the year. With this, along with 100 to 150 basis points of operating income margin expansion, adjusted operating income is anticipated to increase 14% to 16%.

As a result, Ecolab expects full year 2026 adjusted diluted earnings per share to improve further to the $8.43 to $8.63 range, rising 12% to 15% compared with adjusted diluted earnings per share of

$7.53 in 2025. This outlook includes an approximate $0.13 per share impact from non‑cash amortization related to the acquisition of Ovivo Electronics.

The company currently anticipates quantifiable special charges in 2026 to be approximately $0.55 to $0.60 per share, principally related to restructuring charges and costs related to the acquisition of Ovivo Electronics. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2026 – First Quarter

Ecolab expects first quarter 2026 adjusted diluted earnings per share in the $1.67 to $1.73 range, rising 11% to 15% compared with adjusted diluted earnings per share of $1.50 a year ago.

The company currently expects quantifiable special charges in the first quarter of 2026 to be approximately $0.19 per share, principally related to restructuring charges and costs related to the acquisition of Ovivo Electronics. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. For more than a century, Ecolab has advanced innovation by integrating science‑based solutions, data‑driven insights, AI technology and world‑class service. This unique combination enables Ecolab to partner with customers to define what best‑in‑class looks like and scale it across their operations, helping them achieve peak performance. Today, Ecolab has $16 billion in annual sales, 48,000 associates and customers in more than 170 countries and 40 industries. The company helps protect one‑third of the world’s food production and a quarter of the power generated while delivering innovative solutions across food, healthcare, data centers, microelectronics, life sciences and hospitality. Ecolab’s comprehensive approach protects what’s vital, aiming by 2030 to help protect 2 billion people from infections and enough drinking water for 1 billion people while enhancing business performance.

Ecolab. Protecting What’s Vital.

www.ecolab.com

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special gains and charges, raw material costs, margins, pricing, currency translation, productivity, investments and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including international trade policies, geopolitical instability and the escalation of armed conflicts; our increasing reliance on artificial intelligence technologies in our products, services and operations; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to successfully execute organizational change and management transitions; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential safety incidents; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; our commitments, goals, targets, objectives and initiatives related to sustainability, and our public statements and disclosures regarding them; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures may include:

●	adjusted net sales
●	adjusted fixed currency sales
●	fixed currency sales

●	organic sales
●	adjusted cost of sales
●	adjusted gross profit
●	adjusted gross margin
●	fixed currency operating income
●	fixed currency operating income margin
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	organic operating income
●	organic operating income margin
●	adjusted tax rate
●	adjusted interest expense, net
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted net sales and adjusted interest expense, net exclude the impact of the Ovivo Electronics acquisition. Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and the Ovivo Electronics acquisition, and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2025. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges where applicable, the impact of the Ovivo Electronics acquisition, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. Further, due to the sale of the global surgical solutions business on August 1, 2024, we have excluded the results of the business for the nine-month period ended September 30, 2024 from these organic measures to remain comparable to the corresponding period in 2025. In addition, as part of the separation of ChampionX in 2020, we continue to provide certain products to ChampionX, which are recorded in product and equipment sales in the Global Water segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2025	2024	Change	2025	2024	Change

Product and equipment sales	$3,297.2	$3,158.0		$12,618.5	$12,473.6
Service and lease sales	898.8	847.2		3,462.7	3,267.8
Net sales	4,196.0	4,005.2	5%	16,081.2	15,741.4	2%
Product and equipment cost of sales	1,832.9	1,769.0		6,955.8	6,990.0
Service and lease cost of sales	515.5	500.1		1,975.0	1,909.7
Cost of sales (1)	2,348.4	2,269.1	3%	8,930.8	8,899.7	0%
Selling, general and administrative expenses	1,061.0	1,050.0	1%	4,257.9	4,228.2	1%
Special (gains) and charges (1)	74.6	103.3		154.9	(188.9)
Operating income	712.0	582.8	22%	2,737.6	2,802.4	(2)%
Other (income) expense	(12.6)	(13.2)	(5)%	(51.4)	(51.3)	0%
Interest expense, net	64.3	61.7	4%	241.1	282.5	(15)%
Income before income taxes	660.3	534.3	24%	2,547.9	2,571.2	(1)%
Provision for income taxes	91.7	54.8	67%	454.6	439.3	3%
Net income including noncontrolling interest	568.6	479.5	19%	2,093.3	2,131.9	(2)%
Net income attributable to noncontrolling interest	4.7	6.6		17.7	19.5
Net income attributable to Ecolab	$563.9	$472.9	19%	$2,075.6	$2,112.4	(2)%

Earnings attributable to Ecolab per common share
Basic	$2.00	$1.67	20%	$7.33	$7.43	(1)%
Diluted	$1.98	$1.66	19%	$7.28	$7.37	(1)%

Weighted-average common shares outstanding
Basic	282.5	283.3	0%	283.3	284.3	0%
Diluted	284.2	285.7	(1)%	285.2	286.6	0%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2025	2024		2025	2024

Cost of sales
One Ecolab	$0.1	$1.9		$7.7	$1.9
Other restructuring	-	0.2		-	3.4
Subtotal (a)	0.1	2.1		7.7	5.3

Special (gains) and charges
One Ecolab	56.9	59.4		140.2	98.3
Other restructuring	-	1.7		(12.0)	21.8
Sale of global surgical solutions business	0.6	10.4		3.0	(340.3)
Acquisition and integration activities	16.3	4.3		36.1	12.6
Other	0.8	27.5		(12.4)	18.7
Subtotal	74.6	103.3		154.9	(188.9)

Total special (gains) and charges	$74.7	$105.4		$162.6	($183.6)

(a) Special charges of $0.1 million and $2.1 million in the fourth quarter of 2025 and 2024, respectively, and $7.7 million and $5.3 million for the twelve months of 2025 and 2024, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2025	2024	Change	2025	2024	Change
Net Sales
Global Water	$2,017.4	$1,967.6	3%	$2,124.1	$2,034.5	4%
Global Institutional & Specialty	1,499.0	1,458.7	3%	1,548.1	1,488.7	4%
Global Pest Elimination	307.2	287.9	7%	316.5	293.8	8%
Global Life Sciences	191.4	179.7	7%	207.3	188.2	10%
Subtotal at fixed currency rates	4,015.0	3,893.9	3%	4,196.0	4,005.2	5%
Currency impact	181.0	111.3	*	-	-	*
Consolidated reported GAAP net sales	$4,196.0	$4,005.2	5%	$4,196.0	$4,005.2	5%

Operating Income (loss)
Global Water	$361.6	$350.2	3%	$388.4	$365.5	6%
Global Institutional & Specialty	334.8	287.7	16%	344.8	293.4	18%
Global Pest Elimination	62.4	42.7	46%	64.7	44.2	46%
Global Life Sciences	32.6	31.6	3%	38.6	34.1	13%
Corporate	(122.0)	(153.8)	*	(124.5)	(154.4)	*
Subtotal at fixed currency rates	669.4	558.4	20%	712.0	582.8	22%
Currency impact	42.6	24.4	*	-	-	*
Consolidated reported GAAP operating income	$712.0	$582.8	22%	$712.0	$582.8	22%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2025	2024	Change	2025	2024	Change
Net Sales
Global Water	$7,679.9	$7,483.4	3%	$7,982.4	$7,775.9	3%
Global Institutional & Specialty	5,962.0	5,979.4	0%	6,104.6	6,103.4	0%
Global Pest Elimination	1,219.2	1,140.1	7%	1,246.3	1,162.8	7%
Global Life Sciences	706.1	670.5	5%	747.9	699.3	7%
Subtotal at fixed currency rates	15,567.2	15,273.4	2%	16,081.2	15,741.4	2%
Currency impact	514.0	468.0	*	-	-	*
Consolidated reported GAAP net sales	$16,081.2	$15,741.4	2%	$16,081.2	$15,741.4	2%

Operating Income (loss)
Global Water	$1,263.9	$1,207.2	5%	$1,332.9	$1,274.2	5%
Global Institutional & Specialty	1,357.8	1,202.2	13%	1,385.9	1,227.4	13%
Global Pest Elimination	237.1	209.7	13%	242.9	214.3	13%
Global Life Sciences	120.7	91.8	31%	136.0	101.2	34%
Corporate	(353.2)	(12.1)	*	(360.1)	(14.7)	*
Subtotal at fixed currency rates	2,626.3	2,698.8	(3)%	2,737.6	2,802.4	(2)%
Currency impact	111.3	103.6	*	-	-	*
Consolidated reported GAAP operating income	$2,737.6	$2,802.4	(2)%	$2,737.6	$2,802.4	(2)%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco, Purolite and Ovivo Electronics transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31	December 31
(millions)	2025	2024
Assets
Current assets
Cash and cash equivalents	$646.2	$1,256.8
Accounts receivable, net	3,249.4	2,865.0
Inventories	1,490.4	1,464.9
Other current assets	569.6	439.0
Total current assets	5,955.6	6,025.7

Property, plant and equipment, net	4,276.6	3,752.4
Goodwill	9,227.0	7,907.3
Other intangible assets, net	3,688.5	3,308.8
Operating lease assets	765.9	723.2
Other assets	782.7	670.4
Total assets	$24,696.3	$22,387.8

Liabilities and Equity
Current liabilities
Short-term debt	$870.4	$615.7
Accounts payable	2,071.0	1,810.0
Compensation and benefits	721.5	727.4
Income taxes	134.3	127.0
Other current liabilities	1,737.5	1,512.7
Total current liabilities	5,534.7	4,792.8

Long-term debt	7,365.9	6,949.2
Pension and postretirement benefits	546.1	634.9
Deferred income taxes	329.9	280.0
Operating lease liabilities	596.5	575.5
Other liabilities	518.7	366.2
Total liabilities	14,891.8	13,598.6

Equity
Common stock	369.4	367.8
Additional paid-in capital	7,521.3	7,159.6
Retained earnings	12,834.0	11,517.1
Accumulated other comprehensive loss	(1,874.3)	(1,982.0)
Treasury stock	(9,079.6)	(8,305.2)
Total Ecolab shareholders’ equity	9,770.8	8,757.3
Noncontrolling interest	33.7	31.9
Total equity	9,804.5	8,789.2
Total liabilities and equity	$24,696.3	$22,387.8

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2025	2024	2025	2024

Net sales
Reported GAAP net sales	$4,196.0	$4,005.2	$16,081.2	$15,741.4
Impact of Ovivo Electronics on net sales	(3.7)	-	(3.7)	-
Non-GAAP adjusted net sales	4,192.3	4,005.2	16,077.5	15,741.4
Effect of foreign currency translation	(181.0)	(111.3)	(514.0)	(468.0)
Non-GAAP adjusted fixed currency sales	4,011.3	3,893.9	15,563.5	15,273.4
Effect of acquisitions and divestitures	(9.5)	(6.3)	(87.2)	(248.4)
Non-GAAP organic sales	$4,001.8	$3,887.6	$15,476.3	$15,025.0

Cost of sales
Reported GAAP cost of sales	$2,348.4	$2,269.1	$8,930.8	$8,899.7
Special (gains) and charges	0.1	2.1	7.7	5.3
Impact of Ovivo Electronics on cost of sales	3.5	-	3.5	-
Non-GAAP adjusted cost of sales	$2,344.8	$2,267.0	$8,919.6	$8,894.4

Gross profit
Reported GAAP gross profit	$1,847.6	$1,736.1	$7,150.4	$6,841.7
Special (gains) and charges	0.1	2.1	7.7	5.3
Impact of Ovivo Electronics on gross profit	(0.2)	-	(0.2)	-
Non-GAAP adjusted gross profit	$1,847.5	$1,738.2	$7,157.9	$6,847.0

Gross margin
Reported GAAP gross margin	44.0%	43.3%	44.5%	43.5%
Non-GAAP adjusted gross margin	44.1%	43.4%	44.5%	43.5%

Operating income
Reported GAAP operating income	$712.0	$582.8	$2,737.6	$2,802.4
Special (gains) and charges at public currency rates	74.7	105.4	162.6	(183.6)
Impact of Ovivo Electronics on operating income	0.5	-	0.5	-
Non-GAAP adjusted operating income	787.2	688.2	2,900.7	2,618.8
Effect of foreign currency translation	(44.6)	(24.3)	(115.9)	(103.4)
Non-GAAP adjusted fixed currency operating income	742.6	663.9	2,784.8	2,515.4
Effect of acquisitions and divestitures	(1.5)	(0.2)	(10.6)	(52.7)
Non-GAAP organic operating income	$741.1	$663.7	$2,774.2	$2,462.7

Operating income margin
Reported GAAP operating income margin	17.0%	14.6%	17.0%	17.8%
Non-GAAP adjusted fixed currency operating income margin	18.5%	17.0%	17.9%	16.5%
Non-GAAP organic operating income margin	18.5%	17.1%	17.9%	16.4%

Interest expense, net
Reported GAAP interest expense, net	$64.3	$61.7	$241.1	$282.5
Impact of Ovivo Electronics on interest expense	3.6	-	3.6	-
Non-GAAP adjusted interest expense, net	$60.7	$61.7	$237.5	$282.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2025	2024	2025	2024
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$563.9	$472.9	$2,075.6	$2,112.4
Special (gains) and charges, after tax	59.7	79.6	127.4	(126.7)
Discrete tax net expense (benefit)	(35.7)	(35.9)	(57.5)	(78.6)
Impact of Ovivo Electronics on net income	3.1	-	3.1	-
Non-GAAP adjusted net income attributable to Ecolab	$591.0	$516.6	$2,148.6	$1,907.1

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.98	$1.66	$7.28	$7.37
Special (gains) and charges, after tax	0.21	0.28	0.45	(0.44)
Discrete tax net expense (benefit)	(0.12)	(0.13)	(0.21)	(0.28)
Impact of Ovivo Electronics on diluted EPS	0.01	-	0.01	-
Non-GAAP adjusted diluted EPS	$2.08	$1.81	$7.53	$6.65

Provision for Income Taxes
Reported GAAP tax rate	13.9%	10.3%	17.8%	17.1%
Special gains and charges	0.6	2.3	0.3	(1.1)
Discrete tax items	4.9	5.6	2.1	3.3
Ovivo Electronics tax impacts	-	-	-	-
Non-GAAP adjusted tax rate	19.4%	18.2%	20.2%	19.3%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended December 31
	2025			2024
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$2,017.4	($12.6)	$2,004.8	$1,967.6	($6.3)	$1,961.3
Global Institutional & Specialty	1,499.0	(0.2)	1,498.8	1,458.7	-	1,458.7
Global Pest Elimination	307.2	(0.4)	306.8	287.9	-	287.9
Global Life Sciences	191.4	-	191.4	179.7	-	179.7
Subtotal at fixed currency rates	4,015.0	(13.2)	4,001.8	3,893.9	(6.3)	3,887.6
Currency impact	181.0			111.3
Consolidated reported GAAP net sales	$4,196.0			$4,005.2

Operating Income (loss)
Global Water	$361.6	($1.3)	$360.3	$350.2	($0.2)	$350.0
Global Institutional & Specialty	334.8	0.2	335.0	287.7	-	287.7
Global Pest Elimination	62.4	0.1	62.5	42.7	-	42.7
Global Life Sciences	32.6	-	32.6	31.6	-	31.6
Corporate	(49.3)	-	(49.3)	(48.3)	-	(48.3)
Subtotal at fixed currency rates	742.1	(1.0)	741.1	663.9	(0.2)	663.7
Special (gains) and charges at fixed currency rates	72.7			105.5
Reported OI at fixed currency rates	669.4			558.4
Currency impact	42.6			24.4
Consolidated reported GAAP operating income	$712.0			$582.8

	Year Ended December 31
	2025			2024
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Water	$7,679.9	($80.2)	$7,599.7	$7,483.4	($30.9)	$7,452.5
Global Institutional & Specialty	5,962.0	(1.4)	5,960.6	5,979.4	(217.5)	5,761.9
Global Pest Elimination	1,219.2	(9.3)	1,209.9	1,140.1	-	1,140.1
Global Life Sciences	706.1	-	706.1	670.5	-	670.5
Subtotal at fixed currency rates	15,567.2	(90.9)	15,476.3	15,273.4	(248.4)	15,025.0
Currency impact	514.0			468.0
Consolidated reported GAAP net sales	$16,081.2			$15,741.4

Operating Income (loss)
Global Water	$1,263.9	($10.1)	$1,253.8	$1,207.2	$0.2	$1,207.4
Global Institutional & Specialty	1,357.8	0.5	1,358.3	1,202.2	(52.9)	1,149.3
Global Pest Elimination	237.1	(0.5)	236.6	209.7	-	209.7
Global Life Sciences	120.7	-	120.7	91.8	-	91.8
Corporate	(195.2)	-	(195.2)	(195.5)	-	(195.5)
Subtotal at fixed currency rates	2,784.3	(10.1)	2,774.2	2,515.4	(52.7)	2,462.7
Special (gains) and charges at fixed currency rates	158.0			(183.4)
Reported OI at fixed currency rates	2,626.3			2,698.8
Currency impact	111.3			103.6
Consolidated reported GAAP operating income	$2,737.6			$2,802.4

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2024	2024	2024	2024	2024	2024	2024
Diluted earnings per share, as reported (U.S. GAAP)	$1.43	$1.71	$3.14	$2.58	$5.72	$1.66	$7.37
Adjustments:
Special (gains) and charges (1)	0.08	0.00	0.08	(0.81)	(0.72)	0.28	(0.44)
Discrete tax expense (benefits) (2)	(0.17)	(0.03)	(0.20)	0.06	(0.15)	(0.13)	(0.28)
Adjusted diluted earnings per share (Non-GAAP)	$1.34	$1.68	$3.02	$1.83	$4.85	$1.81	$6.65

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2025	2025	2025	2025	2025	2025	2025
Diluted earnings per share, as reported (U.S. GAAP)	$1.41	$1.84	$3.25	$2.05	$5.30	$1.98	$7.28
Adjustments:
Special (gains) and charges (3)	0.09	0.07	0.16	0.08	0.24	0.21	0.45
Discrete tax expense (benefits) (4)	0.00	(0.02)	(0.02)	(0.06)	(0.08)	(0.12)	(0.21)
Impact of Ovivo Electronics on diluted earnings per share	-	-	-	-	-	0.01	0.01
Adjusted diluted earnings per share (Non-GAAP)	$1.50	$1.89	$3.39	$2.07	$5.46	$2.08	$7.53

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2024 includes $23.1 million, $0.9 million, ($230.3) million and $79.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring and the gain on the sale of our global surgical solutions business.

(2) Discrete tax expenses (benefits) for 2024 includes ($48.2) million, ($10.3) million, $15.8 million and ($35.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with capital losses, additional basis of foreign intangible assets and other discrete expenses (benefits).

(3) Special (gains) and charges for 2025 includes charges of $25.1 million, $20.6 million, $22.0 million and $59.7 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to One Ecolab.

(4) Discrete tax expenses (benefits) for 2025 includes ($0.5) million, ($5.0) million, ($16.3) million and ($35.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with the recognition of deferred tax attributes, share-based compensation excess tax benefits, the filing of federal, state, and foreign tax returns, and other discrete expenses (benefits).